EXHIBIT 15





September 12, 1996


Ross Stores, Inc.
Newark, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial statements of Ross Stores, Inc. for the three-month and six-month periods ended August 3, 1996 and July 29, 1995, as indicated in our independent accountants' report dated August 23, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended August 3, 1996 is incorporated by reference in Registration Statements Nos. 33-61373, 33-51916, 33-51896, 33-51898, 33-41415, 33-41413 and 33-29600
of Ross Stores, Inc. on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

Deloitte & Touche LLP
San Francisco, CA